FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of the 9th day of December, 2010, by and among Advisors Series Trust, a Delaware statutory trust (the “Trust”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and Davidson Investment Advisors, Inc. (“the Advisor”), as parties to the Distribution Agreement dated as of June 11, 2008 (the “Agreement”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

WHEREAS, the parties to the Agreement desire to amend the series of the Trust to add additional funds; and

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement shall be amended and replaced in its entirety by the amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ Douglas G. Hess	By: /s/ James R. Schoenike
Name: Douglas G. Hess	Name: James R. Schoenike
Title: President	Title: President

DAVIDSON INVESTMENT ADVISORS, INC.

By: /s/ Andrew I. Davidson
Name: Andrew I. Davidson
Title: President

Amended Exhibit A
 to the Distribution Agreement – Advisors Series Trust

Fund Names

Name of Series
Davidson Multi-Cap Equity Fund
Davidson Equity Income Fund
Davidson Small-Mid Equity Fund
Davidson Intermediate Fixed Income Fund